Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

AQUAMED TECHNOLOGIES, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

FIRST. The name of the corporation is AquaMed Technologies, Inc. (the “Corporation”). The Corporation filed its original Certificate of lncorporation with the Secretary of State of the State of Delaware on January 13, 2009.

SECOND.       Article IV of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE IV

The total number of shares of stock which the Corporation is authorized to issue is one hundred (100) shares of common stock, par value $0.001 per share (the “Common Stock”).”

THIRD.         Article VI of the Certificate of lncorporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE VI

In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation (the “Board”) is expressly authorized to make, alter or repeal the bylaws of the Corporation. As permitted by Section 242(b)(2) of the Corporation Law, the number of authorized shares of Common Stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or written consent of a majority in voting power of the stock of the Corporation entitled to vote on an as-converted to Common Stock basis, voting together as a single class without the approval of the holders of the Common Stock voting as a separate class.

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Corporation Law. Without limiting the generality of the foregoing, no director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 or successor provision of the Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit; or (v) as otherwise prohibited by applicable law. Any repeal or modification of this ARTICLE VI shall only be prospective and shall not affect the rights under this ARTICLE VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.”

FOURTH.        Pursuant to Section 242(b) of the DGCL, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon has approved, the amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

Remainder of Page Left Intentionally Blank,

Signature Page Follows.

2

IN WITNESS WHEREOF, the undesigned has executed this Certificate of Amendment to the Certificate of Incorporation, as of the 14th day of July, 2010.

AQUAMED TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Benjamin Mayer
Name: Benjamin Mayer
Title: President

Signature Page - Amendment to Certificate of Incorporation